Exhibit 10.1

December 15, 2017

F. Kevin Tylus

15 Flanders Valley Court

Skillman, NJ 08558

Dear Kevin:

In consideration of the mutual promises contained in this employment agreement (this “Agreement”) and intending to be legally bound, The Bryn Mawr Trust Company (the “Bank”) and you, F. Kevin Tylus, agree that you will be employed by the Bank on the following terms and conditions:

1.	Your Employment by the Bank.

(a)     Effective immediately upon the consummation of the merger of Royal Bank America into the Bank (the “Merger”) (the “Employment Date”) and the other transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 30, 2017 (“Merger Agreement”), by and between Royal Bancshares of Pennsylvania, Inc. and Bryn Mawr Bank Corporation (the “Corporation”), you will become the President the Bank. You will report to the Bank’s Chief Executive Officer. You agree to serve as a member of any committee of the Bank to which you may be elected or appointed. In addition, you agree to serve as a director and/or officer of any other subsidiary of the Corporation or the Bank to which you may be elected or appointed.

2.	Employment At-Will.

You acknowledge that your employment is at-will and not of any specific duration. Either you, on the one hand, or the Bank, on the other hand, may terminate your employment at any time and for any reason, subject to the provisions of Section 8.

F. Kevin Tylus

3.	Your Duties During the Term of Employment.

You shall devote your full business time (with allowances for PTO), attention and best efforts to the affairs of the Company Group (as defined in Section 10(a)) during the term of employment hereunder; provided, however, that you may serve as a director or trustee of corporations or other entities and may engage in other activities to the extent that they do not inhibit the performance of your duties hereunder, or conflict with the business affairs of the Corporation, the Bank or their subsidiaries or the Corporation’s Code Of Business Conduct and Ethics (the “Code Of Ethics”), a current copy of which has been reviewed by you. You always shall conduct yourself in a manner that maintains the good reputation of the Corporation, the Bank and their subsidiaries. You shall comply with all lawful policies that from time to time may be in effect at the Bank or adopted by the Corporation or the Bank and communicated to you. You shall not directly or indirectly undertake or accept other employment or compensation for services rendered (except to the extent expressly permitted under the Code of Ethics) during the term of your employment with the Bank without having obtained the prior approval of the Bank’s Chief Executive Officer. So long as you remain employed by the Bank, any and all business opportunities from whatever source which you may receive or otherwise become aware of in connection with your employment with the Bank relating to the business of the Company Group shall belong to the Company Group, and, unless the Bank specifically, after full disclosure by you of each and any such opportunity, waives its right in writing, the applicable member of the Company Group shall have the sole right to act upon any of such business opportunities as they deem advisable.

Prior to the Employment Date, you will review with the Corporation’s Chief Executive Officer your present directorships, public service commitments and personal business interests, which are to be listed on Exhibit A attached hereto and incorporated by reference herein, and have obtained the Chief Executive Officer’s written approval for your continuance in such present capacities, unless, hereafter, the Chief Executive Officer determines in a particular case, that there is a potential conflict with the Company Group’s best interests. Without prejudice to the provisions of Section 10 of this Agreement, you hereby agree that your acceptance of any future proposed directorships or positions in other organizations will be subject to prior review and approval by the Corporation’s Compliance Officer under the Code of Ethics and to compliance with the Code of Ethics.

4.	Compensation and Related Matters.

(a)     Salary. Commencing on the Employment Date and thereafter during the term of your employment hereunder, the Bank shall pay to you an annual salary of $375,000, less all applicable taxes and other withholdings, in equal biweekly installments in arrears (“Base Salary”). Your Base Salary may be adjusted from time to time in accordance with normal business practices of the Bank and in the Bank’s sole discretion.

(b)     Bonus. For each fiscal year ending during your employment, you will be eligible to earn an annual bonus. The actual bonus payable, if any, with respect to a particular year will be determined at the discretion of the Compensation Committee of the Board of Directors of the Bank, based on the achievement of established corporate and/or individual performance objectives, provided that you must be employed by the Bank on the date the bonus is paid in order to receive such payment.

(c)     Expenses. During the term of your employment hereunder, you shall be entitled to receive prompt reimbursement for all reasonable expenses you incur in performing your duties hereunder, including all expenses of travel and living expenses while away from home on business in the service of the Company Group, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company Group at the time the expenses are incurred (the “Expense Reimbursement Policy”).

F. Kevin Tylus

(d)     Plan Benefits. During the term of your employment hereunder, you shall be entitled to participate in all of the Bank’s employee benefit plans and arrangements made generally available to its key management employees in effect on the Employment Date, including, without limitation, each retirement plan and arrangement, life insurance and health and accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, PTO plan and bonus plan. You shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made generally available by the Bank in the future to key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Nothing paid to you under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to you pursuant to subsection (a) of this Section 4. Notwithstanding the foregoing, nothing in this Agreement will be interpreted as limiting the Bank’s ability to amend, modify or terminate such employee benefit plans and arrangements at any time for any reason.

(e)     Paid Time Off (“PTO”). You shall be entitled to the number of PTO days in each calendar year determined in accordance with the Bank’s PTO policy in effect from time to time. Under the Bank’s current PTO policy, 33 days of PTO for 2018, subject to change in accordance with any revision to the Bank’s PTO policy. You shall also be entitled to all paid holidays given by the Bank to its employees.

5.	Performance of Additional Duties and Offices.

If you are elected or appointed a director or officer of any Company Group member, including the Corporation and the Bank, you hereby agree to serve without compensation in respect of such positions.

6.	Place of Performance of Employment.

In connection with your employment by the Bank, in order to facilitate both your role as President of the Bank and your role in supporting the Princeton team and market, your offices will be at the Bank’s headquarters in Bryn Mawr, Pennsylvania, and at the Bank’s Princeton, New Jersey office. Your role may also require travel to other locations on the Company Group’s business.

F. Kevin Tylus

7.	Confidential Information.

(a)     You recognize and acknowledge that the confidential information (as defined below) is a valuable, special and unique asset of the Corporation, the Bank and their subsidiaries. As a result, you hereby agree not to disclose, while in the employ of the Corporation, the Bank or any subsidiary thereof or at any time thereafter, to any person or entity, any confidential information obtained by you while in the employ of the Corporation, the Bank or any subsidiary thereof, and not to use such confidential information except as authorized in the performance of your duties for the Corporation, the Bank or any subsidiary thereof. These obligations are in addition to, and do not limit in any way your obligations with respect to trade secrets, confidential information or proprietary information under any statute or common law. The term “confidential information” as used in this Agreement means all knowledge and information concerning the Company Group including, without limitation, the Company Group’s employees, clients, customers, business referral sources, fee arrangements (for clients and business/referral sources), client contacts, prospect lists, client lists, lists of business referral sources, products, services, methods of operation, investment strategies and programs, terms of contracts with vendors, sales, pricing, costs, financial condition, non-public personal information about clients and employees, client financial information including assets and investments, needs, goals, business systems, software and marketing techniques and procedures and any other information of a similar nature, and knowledge and information acquired in connection with your role as a director of the Bank, whether through board meetings, deliberations, or discussions among or between directors, employees or agents, or relating to board dynamics generally.

(b)     Confidential information shall not include information or data that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of your breach of your obligations under this Agreement.

(c)     In the event that you receive a request or are required by applicable law to disclose all or any part of the confidential information to a court, arbitral panel, governmental entity agency or other tribunal, you will promptly notify the Bank of the request, consult with and assist the Bank in seeking a protective order or request for other appropriate remedy. In the event that such protective order or remedy is not obtained or that the Bank waives compliance if so requested with the terms hereof, you shall disclose only that portion of the confidential information which, in the opinion of your counsel reasonably acceptable to the Bank, is legally required to be disclosed, and will exercise your reasonable best efforts to assure that confidential treatment will be accorded said confidential information by the party(ies) receiving the same. You shall provide the Bank with an opportunity to review the confidential information prior to its disclosure to the extent permitted by Law.

(d)     You hereby agree that, upon leaving the Bank’s employ, you shall deliver to the Bank any and all Company Group property including, but not limited to, Company Group information and documents, wherever stored, including any documents, files, reports or other information that you received or made in connection with your employment with the Company Group, regardless of whether or not such information is confidential information) and equipment (including, but not limited to, access cards, company credit cards, cell phones and computer equipment).

8.	Termination of Employment.

(a)     Your employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(i)     Death. Your employment hereunder shall terminate upon your death.

F. Kevin Tylus

(ii)     Disability. The Bank may terminate your employment hereunder because of your incapacity due to physical or mental illness, causing your inability, on a full-time basis, to perform your essential job duties with or without a reasonable accommodation for the entire period of 90 consecutive days or for such shorter period the extension of which would present an undue hardship to the Bank (the “Disability Period”), to the extent permitted by law. Your employment will not be terminated pursuant to this provision until 30 days after your receipt of a Notice of Termination (which may be sent to you before or after the end of the Disability Period), following which you have not returned to the performance of your essential job duties with or without a reasonable accommodation on a full-time basis prior to the expiration of such 30 day period.

(iii)     Cause. The Bank may terminate your employment hereunder for Cause. For purposes of this Agreement, the Bank shall have “Cause” to terminate your employment upon (i) your continued failure to substantially perform your job duties (other than any such failure resulting from your incapacity due to physical or mental illness as provided in subsection (a)(ii) of this Section 8), after a written demand for your substantial performance is delivered to you by the Bank which specifically identifies the manner in which the Bank believes you have not substantially performed your duties, and you have failed, in the good faith judgment of the Bank, to provide the performance demanded within 30 days after your receipt of such written demand; or (ii) your engagement in gross negligence or misconduct which is materially injurious to the Company Group, monetarily or otherwise; or (iii) your plea of nolo contendere or guilty with respect to or conviction of a crime involving moral turpitude or dishonesty, or any felony; or (iv) any misappropriation of funds by you; (v) or your use, possession or distribution of, or being under the influence of, drugs or alcohol during working time or work-related activities or in a manner that is injurious to the reputation of the Bank or any of their subsidiaries; or (vi) your making a general assignment for the benefit of your creditors or your institution of any proceeding seeking to adjudicate you bankrupt or insolvent under any laws relating to bankruptcy or insolvency or an involuntary petition shall be filed against you seeking relief under any law relating to bankruptcy or insolvency which remains undismissed for a period of 60 days or more; or (vii) your willful violation of the provisions of this Agreement and your failure to cure such violation within 30 days after receipt of written notice of such violation; or (viii) the receipt of a request by the Company Group, of a notice from any of the governmental agencies that supervise any of them, that you be suspended or removed from any position that you then hold with the Company Group.

Notwithstanding any other provision of this Agreement to the contrary, a termination of your employment for Cause shall not delay or otherwise interfere with any action taken by any governmental agency to suspend or remove you from any position held by you with the Company Group. If you are suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Company Group by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If you are removed and/or permanently prohibited from participating in the conduct of the Company Group’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

F. Kevin Tylus

(iv)     Termination without Cause. The Bank may terminate your employment at any time without Cause.

(v)     Voluntary Termination. You may terminate your employment hereunder at any time upon not less than 30 days prior written notice to the Bank.

Any termination of your employment by the Bank or by you (other than termination pursuant to subsection (a)(i) of this Section 8) shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of your employment under the provision so indicated, and (iii) specifies the termination date.

(b)     For the purposes of this Agreement, “Date of Termination” shall mean (i) if your employment is terminated by death, the date of death, (ii) if your employment is terminated pursuant to subsection (a)(ii) of this Section 8, 30 days after Notice of Termination is sent to you (provided that you shall not have returned to the performance of your essential job duties on a full-time basis during such 30 day period) and if requested by the Bank, you agree to undergo a medical examination by a doctor selected by the Bank which confirms that you are fit to continue full-time employment hereunder to the extent permitted by law, or (iii) if your employment or this Agreement is terminated for any other reason, the date specified in a Notice of Termination.

(c)     Upon termination of your employment for any reason, unless otherwise consented to in writing by the Board of Directors of the Corporation and the Bank, you agree to resign immediately from any and all officer, director, committee member and other positions you then hold with the Company Group.

(d)     Upon termination of your employment for any reason, you agree that all documents, records, forms, notebooks, client lists, manuals, computer records or files, and similar materials containing any information regarding the business of the Company Group or its clients or customers, whether or not such materials contain confidential information (as defined in Section 7 above), including any copies thereof, then in your possession, whether prepared by you or others, will be left with or promptly returned to the Bank. You further agree that upon termination of your employment for any reason, you shall leave with or promptly return to the Bank, all other property of the Company Group, including but not limited to computers and personal communication devices.

9.	Compensation in the event of Death, During Disability Period or Upon Other Termination.

(a)     Upon the termination of your employment for any reason other than for Cause, you shall be entitled to the following payments and benefits in addition to any other payments and benefits set forth in this Section 9: (i) all earned but unpaid Base Salary compensation, (ii) all accrued but unused PTO; (iii) reimbursement for expenses incurred prior to your Date of Termination that are otherwise reimbursable under Section 4(d) provided that all necessary documentation is submitted in accordance with the Expense Reimbursement Policy not more than 5 business days after your Date of Termination; (iv) all vested benefits and deferred compensation under the Corporation’s and the Bank’s employee benefit plans, programs and arrangements in accordance with the applicable terms and conditions thereof; and (v) all payments due to you under the terms of your outstanding equity awards in accordance with the applicable terms and conditions thereof (collectively, the “Accrued Benefits”).

F. Kevin Tylus

(b)     If your employment shall be terminated because of your death, the Bank shall pay to your estate (i) your Accrued Benefits and (ii) to the extent not included in the Accrued Benefits, your Base Salary through the last day of the month of your death at the rate in effect at the time of your death, and the Company Group shall have no further obligations to you under this Agreement.

(c)     If your employment shall be terminated because you are unable to perform your essential job duties hereunder as a result of incapacity due to physical or mental illness that is a disability as defined in subsection 8(a)(ii) hereof, the Bank shall pay you (i) your Accrued Benefits and (ii) your full Base Salary for a period equal to the applicable “elimination period” under any group long-term disability insurance provided by the Bank which is currently 180 days, and the Company Group shall have no further obligations to you under this Agreement; provided, however, that such Base Salary payment shall be reduced by any amounts paid to you under the Bank’s short term disability plan or policy. In the event that the Bank ceases to provide group long-term disability insurance with an elimination period of at least 180 days to you, you shall be entitled to payment of your Base Salary (reduced as described in the preceding sentence) through the last day of the 180 day period following your Date of Termination, and the Company Group shall have no further obligations to you under this Agreement.

(d)     If your employment shall be terminated for Cause, the Bank shall pay you your earned but unpaid Base Salary through the Date of Termination, and the Company Group shall have no further obligations to you under this Agreement.

10.	Restrictive Covenants.

(a)     Definitions. As used in this Section 10, the term “Restricted Period” shall mean a period commencing on the date hereof and continuing for 24 months after completion of the Company Group’s payment of compensation to you hereunder, except with respect to Section 10(b) below for which the Restricted Period shall be the period commencing on the date hereof and continuing for of 15 months after completion of the Company Group’s payment of compensation to you hereunder; the term “Business” shall mean any business in which any member of the Company Group is engaged at any time during the term of your employment and also encompasses any field or line of business with respect to which any member of the Company Group is engaged in research and/or development at any time during the term of your employment; and the term “Company Group” shall mean (i) collectively, the Corporation, the Bank and their subsidiaries and affiliates, and each of their predecessors, successors and assigns, and (ii) where applicable, each such entity individually.

F. Kevin Tylus

(b)     Non-Competition. You shall not, during the Restricted Period, directly or indirectly, without the prior written consent of the Bank:

(i)     engage, manage, operate, join, control or participate in, or assist or advise any other person engaged or proposing to engage in, any business activity competitive with the Business of the Company Group anywhere in the Restricted Area (as defined below); or

(ii)     become an owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant, representative or otherwise in or with any person or other entity engaged, directly or indirectly, in whole or in part, in any business that is competitive with the Business of the Company Group in the Restricted Area. Notwithstanding the foregoing, you, solely as a passive investment, may hold up to 4.99% of the outstanding securities of any class of any publicly-owned corporation.

The term “Restricted Area” shall mean anywhere within a 100 mile radius of a branch or other place of business of the Company Group. If, however, a court determines that the Restricted Area as defined in the immediately preceding sentence is overly broad, then the “Restricted Area” shall mean anywhere within a 100 mile radius of Bryn Mawr, Pennsylvania.

(c)     Non-Solicitation. You shall not, during the Restricted Period, directly or indirectly, without the prior written consent of the Bank:

i.     on your own behalf or on behalf of any Person other than the Company Group, directly or indirectly, solicit, entice, induce, canvas, call on, provide services to, contract with, or accept Business from, any customer or client, or prospective customer or prospective client, of the Company Group or any Person that was a customer or client of the Company Group at any time within two (2) years prior to the termination of your employment with the Company Group for the purpose of engaging in any Business;

ii.     influence or attempt to influence any Person engaged in Business with the Company Group to terminate or modify any written or oral agreement or course of dealing with the Company Group; or

iii.     influence or attempt to influence any Person who is then employed or retained by the Company Group as an employee, officer, director, consultant or agent or has served in any such capacity on behalf of the Company Group within two (2) years prior to the time of the solicitation to terminate or modify his, her or its employment, consulting, agency or other arrangement with the Company Group, or employ or retain, or arrange to have any other Person employ or retain, any such current or former Company Group employee, officer, director, consultant or agent.

(d)     Non-Disparagement. During your term of employment and thereafter, you agree to take no action which is intended, or would reasonably be expected, to harm the Company Group, its employees, directors or officers, or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity about the Company Group or such individuals.

F. Kevin Tylus

(e)     Conflicts; Remedies. You acknowledge that the Company Group is and will be engaged in highly competitive businesses and that the Proprietary Information, as well as its respective business techniques and programs, are of great significance in enabling it to compete and participate in the various markets in which it is active. You further acknowledge that the Company Group does conduct business on a global basis, and that its products and services are or will be distributed throughout the entire world. You acknowledge and agree that the restrictions contained in this Agreement are reasonable and necessary in order to protect the legitimate interests of the Company Group and that any violation thereof would result in irreparable injury to the Company Group. Consequently, You acknowledge and agree that, in the event of any violation thereof, the Company Group shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive and equitable relief, including, without limitation, specific performance, temporary restraining order, preliminary injunction, permanent injunction or other interim or conservative relief, as well as an equitable accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Company Group may be entitled at law or in equity and, in the event the Company Group is required to enforce the terms of this Agreement through court proceedings, the Company Group shall be entitled to reimbursement of all legal fees, costs and expenses incident to enforcement of any such term, in whole or in part and/or such term as may be modified by a court of competent jurisdiction. You will not seek, and waives any requirement for, the securing or posting of a bond or proving actual damages in connection with the Company Group’s or its or their successors or assigns seeking or obtaining injunctive or equitable relief in connection with your covenants or other obligations under this Agreement. If, despite the foregoing waivers, a court would nonetheless require the posting of a bond, the parties agree that a bond in the amount of $1,000 would be a fair and reasonable amount, particularly in light of the difficulty in quantifying what would be the actual loss caused by an injunction.

(f)     Scope; Tolling. If any court of competent jurisdiction construes any of the restrictive covenants set forth in this Agreement, or any part thereof, to be unenforceable because of the duration, scope or geographic area covered thereby, such court shall have the power to reduce the duration, scope or geographic area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree to enter into any and all amendments to this Agreement in order to effectuate the intent of the immediately preceding sentence. In the event of any breach or violation of a restriction contained in this Agreement, the period therein specified shall abate during the time of such violation, and that portion shall not begin to run until such violation has been fully and finally cured.

F. Kevin Tylus

(g)     Acknowledgement You REPRESENT AND WARRANT THAT THE KNOWLEDGE, SKILLS AND ABILITIES YOU POSSESSES AT THE DELIVERY DATE ARE SUFFICIENT TO PERMIT YOU, IN THE EVENT OF TERMINATION OF YOUR EMPLOYMENT BY COMPANY Group FOR ANY REASON (whether voluntary or involuntary) or for no reason, TO EARN, During the RESTRICTED period, A LIVELIHOOD SATISFACTORY TO you WITHOUT VIOLATING ANY PROVISION HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF NON-CUSTOMERS OR NON-CLIENTS OF THE COMPANY GROUP. YOU ACKNOWLEDGE THAT your COVENANTS CONTAINED IN THIS AGREEMENT ARE GIVEN IN CONSIDERATION OF the willingness of the bank to make valuable benefits available to you, including, but not limited to, (a) your employment with the Bank, (b) your salary, (c) THE OPPORTUNITY FOR ADDITIONAL bonus PAYMENTs, (D) valuable opportunities, compensation and/or benefits, (E) the access the Bank is providing you to certain trade secrets, and confidential and proprietary information related to the business of the Company Group, (g) the access the Bank is providing you to its clients, customers, prospective clients and other business relationships, (h) and other good and valuable consideration. you further acknowledge that your ability to earn a livelihood without violating this Agreement is a material condition of THIS AGREEMENT AND your cONTINUED employment with the Bank. you and the bank acknowledge that your rights have been limited by this Agreement only to the extent reasonably necessary to protect the legitimate interests of THE Company GROUP.

(h)     Developments, Intellectual Property Disclosure and Cooperation. All developments, including inventions whether patentable or otherwise, trade secrets, discoveries, improvements, original works of authorship, ideas, software, data compilations, processes, forms and trade secrets, which either directly or indirectly relate to or may be useful in the Business (collectively, the “Developments”) which you, either by yourself or in conjunction with any other Person or Persons, shall conceive, make, develop or acquire during your employment shall become and remain the sole and exclusive property of the Company Group. You will make full and prompt disclosure to the Bank of every Development. You will assign to the Bank, or its nominee, every Development and execute all assignments or other instruments or documents and do all other things necessary and proper to confirm the Company Group’s right and title in and to every Development, without payment by the Company Group to you of any royalty, license fee or additional compensation.

(i)     Prior Inventions. You further represents and warrants that you have submitted to the Bank a list of all developments, including inventions whether patentable or otherwise, trade secrets, discoveries, improvements, original works of authorship, ideas, software, data compilations, processes, forms and trade secrets which were made by you prior to the date hereof (collectively the “Prior Inventions”), which belong to you, which relate to the Business, products or research and development, and which are not assigned to the Bank hereunder as of the Delivery Date or, if no such list has been submitted, you represent that there are no such Prior Inventions.

(j)     Advise the Bank of New Affiliation or Employment. In the event of a cessation of your employment with the Company Group, and during the Restricted Period, you agree to disclose to the Bank the name and address of any new business affiliation or employer within ten (10) days of your accepting such position. If you fail to notify the Bank of such information, the Restricted Period shall be extended by a period equal to the period of nondisclosure of such employment information.

(k)     Third-Party Beneficiaries. All Company Group members are express third-party beneficiaries of this Agreement.

F. Kevin Tylus

(l)     Survival of Covenants. It is expressly understood and agreed that the covenants and undertakings in this Agreement shall survive the termination of your employment for any reason (voluntarily or involuntarily) or for no reason. The existence of any claim or cause of action that you may have against the Company Group or any other Person, including but not limited to, any claim under this Agreement, shall not constitute a defense or bar to the enforcement of any of the covenants and undertakings contained in this Agreement.

11.	Successors and Binding Agreement.

(a)     The Bank may require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by agreement in form and substance satisfactory to the Bank’s Board of Directors, to expressly assume and agree to honor this Agreement in the same manner and to the same extent that the Bank would be required to honor it if no such succession had taken place. As used in this Section 11 of this Agreement, “Bank” shall mean the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers any agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)     This Agreement and all of your rights hereunder shall inure to the benefit of and be enforceable by and against your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. You may not assign this Agreement. Any amounts payable hereunder as a result of your death shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or if there be no such designee, to your estate.

12.	Compliance with Section 409A.

Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 9 that constitute non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and Internal Revenue Service guidance promulgated thereunder (the “Code”) will be payable until you have “separation from service” from the Bank within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to you upon or following your “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following your “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to you in a lump sum immediately following such six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment. Further, except to the extent any expense, reimbursement or in-kind benefit provided to you does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

F. Kevin Tylus

13.	Notices.

For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by a nationally recognized overnight courier or (unless otherwise specified) mailed by United States registered mail, return receipt requested postage prepaid, addressed as follows:

If to you: If to the Bank:

your most recent address set forth in the Corporation’s or

the Bank’s records

The Bryn Mawr Trust Company
801 Lancaster Avenue
Bryn Mawr, PA 19010-3396
Attention: Chief Executive Officer

with a copy to:

The Bryn Mawr Trust Company
801 Lancaster Avenue
Bryn Mawr, PA 19010-3396
Attention: General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.	Representations and Warranties.

The Bank represents and warrants that the execution of this Agreement by the Bank has been duly authorized and that the Bank has the authority to execute and deliver this Agreement and that the Agreement does not conflict with or violate any other agreement or contract by which the Bank is bound. You represent and warrant to the Bank that you are authorized to execute and deliver this Agreement and that this Agreement does not conflict with or violate the provisions of any agreement to which you are bound. You further represent and warrant to the Bank that you have carefully read and considered the provisions of this Agreement and have had an opportunity to consult with independent legal counsel of your choosing prior to executing this Agreement. All parties acknowledge and agree that they are executing this Agreement voluntarily and intending to be legally bound.

F. Kevin Tylus

15.	Choice of Law and Venue.

This Agreement shall be interpreted, enforced and governed under the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles that would apply the law of a different jurisdiction.    All claims, disputes or causes of action relating to or arising out of this Agreement shall be brought, heard and resolved solely and exclusively by the United States District Court for the Eastern District of Pennsylvania or a state court situated in Montgomery County, Pennsylvania.  Each of the parties hereto agrees to submit to the jurisdiction of such courts for all purposes of this Agreement and waives any objection to forum or venue laid therein.

16.	Mediation.

Except for claims asserted pursuant to Sections 7 and 10, should a dispute arise between the parties in connection with this Agreement, the parties shall endeavor in good faith to come to an agreement with respect to the dispute. In the event the parties are unable to reach an agreement within thirty (30) days after a notice of dispute is delivered, the parties agree to first submit such dispute to mediation before a mediator acceptable to both parties, who shall promptly conduct mediation. The mediator shall be chosen from the CPR Institute for Dispute Resolution or the American Arbitration Association (“AAA”). In the event the parties cannot agree on an acceptable mediator within forty five (45) days after notice of dispute is delivered, the parties shall submit the matter to AAA for appointment of a qualified mediator by AAA. In the event that the dispute is not resolved within sixty (60) days after the day the parties first meet with a mediator, or in the event that the mediator certifies that further mediation proceedings are fruitless, the parties reserve all rights each may have to bring an action in court for any claims under this Agreement.

17.	Enforcement.

The prevailing party in any suit or other legal action in connection with the enforcement of this Agreement shall be entitled, in addition to any other remedy available at law or in equity, to reimbursement of its reasonable costs and expenses (including reasonable attorneys’ fees).

18.	Third-Party Beneficiaries.

The Company Group members are express third-party beneficiaries of this Agreement.

19.	Severability.

Except as set forth in Section 10, the invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

F. Kevin Tylus

20.	Pronouns.

All pronouns contained herein and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties hereto may require.

21.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

22.	Captions.

The section and subsection captions in this Agreement are for convenience of reference only and do not define, limit or describe the scope or intent of this Agreement or any part hereof and shall not be considered in any construction hereof.

23.	Termination of Merger Agreement.

Notwithstanding anything in this Agreement to the contrary, in the event of a termination of the Merger Agreement, this Agreement shall automatically terminate, becoming null and void without survival of the terms and conditions hereof, and with no continuing obligations of either party.

24.	Miscellaneous.

No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement embodies the entire understanding between the parties hereto and supersedes any other prior or contemporaneous, oral or written, representation or agreement by the parties hereto, with respect to the matters which are the subject of this Agreement, including, but not limited to, that certain Employment Letter Agreement, dated January 30,2017, between the parties, and no change, alteration or modification hereof may be made except in writing signed by the parties hereto. For purposes of clarity, nothing in this Agreement shall alter any benefits, including, but not limited to, change in control benefits pursuant to that certain Employment Agreement, dated as of March 4, 2015, by and between Royal Bancshares of Pennsylvania, Inc., Royal Bank America, and F. Kevin Tylus, that Employee is entitled to as a result of the completion of the Merger.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

THE BRYN MAWR TRUST COMPANY By: /s/ Francis J. Leto Name: Francis J. Leto Title: Chief Executive Officer
/s/ F. Kevin Tylus F. Kevin Tylus

Signature Page to Employment Agreement – F. Kevin Tylus

EXHIBIT A

Directorships, Public Service Commitments and Personal Business Interests

Trustee, Gettysburg College, Gettysburg, PA

Trustee, The Nassau Club of Princeton, Princeton, NJ

Board of Governors, Treasurer, Springdale Golf Club, Princeton, NJ